EXHIBIT 5 - LEGAL OPINION


                            Brown & Associates, PLLC
                      7400 Carmel Executive Park, Suite 120
                        Charlotte, North Carolina  28226
                                 (704) 542-2525

May 7, 2002

Board of Directors
Diamond Powersports, Inc.
10145 N.W. 46th Street
Sunrise, Florida  33351

Re: Shares to be Registered on Form SB-2 (the "Shares")

Gentlemen:

     We have acted as counsel for Diamond Powersports, Inc., a Florida corporation (the "Company"), and certain of its shareholders (the "Selling Shareholders") in connection with the registration of the Shares described in the prospectus of the Company dated May 7, 2002 (the "Prospectus"), contained in the Registration Statement on Form SB-2 (the "Registration Statement") of the Company. In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:
(a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; (c) Certificates from the Secretary of State of the State of Florida, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Florida; (d) Share Certificates of the Company; and (e) The Registration Statement. In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or as photo-static copies.

 Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida, the jurisdiction of its incorporation, and has full corporate power and authority to own its properties and conduct business as described in the Registration Statement.

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, with a par value of $.001 per share, of which there are outstanding 9,497,720 shares (including the Shares), and 5,000,000 shares of Preferred Stock, no par value, of which none are outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will be duly and
                                       -2-

validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

     Very truly yours,


/s/ Harold H. Martin
    ----------------
       For
Brown  &  Associates,  PLLC